EXHIBIT 21.1

List of Subsidiaries
Subsidiary	State or Jurisdiction of Incorporation or Organization
SCP Distributors LLC	Delaware
Superior Commerce LLC	Delaware
Splash Holdings, Inc.	Delaware
Alliance Trading, Inc.	Delaware
SCP Acquisition Co. LLC	Delaware
Superior Pool Products LLC	Delaware
SCP International, Inc.	Delaware
Pool Development LLC	Delaware
Horizon Distributors, Inc.	Delaware
POOLCORP Financial Inc.	Delaware
POOLCORP Financial Mortgage LLC	Delaware
Poolfx Supply LLC	Delaware
Cypress, Inc.	Nevada
SCP Pool Holdings BV	Netherlands
SCP Pool BV	Netherlands
SCP (UK) Holdings Limited	United Kingdom
SCP (UK) Limited	United Kingdom
Garden Leisure Products Ltd	United Kingdom
Swimming Pool Warehouse Ltd	United Kingdom
Cascade Swimming	United Kingdom
Norcal Pool Supplies Ltd	United Kingdom
Bonin Consultores E Servicos LDA	Portugal
SCP Pool Portugal LDA	Portugal
SCP Pool Distributors Spain S.L.	Spain
SCP Europe SAS	France
SCP France SAS	France
SCP Italy S.r.l.	Italy
SCP Benelux	Belgium
SCP Distributors Canada Inc.	Ontario
Superior Pool Products Inc.	Ontario
1447123 Ontario Limited	Ontario
Les Industries R.P. Inc.	Quebec
Les Produits de Piscine Metrinox Inc.	Quebec
SCP Mexico S.A. de C.V	Mexico